Exhibit 99

                     Sypris Reports First Quarter
               Earnings; Revenue and Earnings Increase


    LOUISVILLE, Ky.--(BUSINESS WIRE)--April 27, 2006--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported revenue increased 5% to $130.0 million for the first quarter compared to $124.2 million for the prior year period. Net income for the quarter increased 45% to $0.9 million compared to $0.6 million for the first quarter of 2005, while earnings per share increased 47% to $0.05 per diluted share compared to $0.03 per diluted share for the prior year period. Earnings per share included the impact of adopting SFAS No. 123R, Share-Based Payment, which approximated $0.1 million in the first quarter of 2006.
    "The results for the first quarter were consistent with our expectations," said Jeffrey T. Gill, president and chief executive officer. "Revenue continued to increase while margins expanded on both a sequential and year-over-year basis. The Company generated $3.3 million of free cash flow during the period despite the unexpected need to invest an additional $9.0 to $10.0 million in working capital to support a customer who filed for bankruptcy protection in March. We will continue to support this customer to meet its ongoing needs."

    The Industrial Group

    Revenue for our Industrial Group increased 4% to $92.5 million in the first quarter from $88.7 million for the prior year period, and increased 7% sequentially from the fourth quarter of last year. Gross profit for the quarter was $6.0 million compared to $6.4 million for the same period in 2005 driven by an increase in the cost of natural gas, but increased 264% sequentially from the fourth quarter of last year as a result of improved manufacturing efficiencies.

    The Electronics Group

    Revenue for our Electronics Group increased 5% to $37.5 million in the first quarter from $35.6 million for the prior year period, but decreased sequentially from the fourth quarter of last year due to normal seasonality. Gross profit for the quarter increased 34% to $6.7 million compared to $5.0 million for the same period in 2005, reflecting favorable program mix and improvements in productivity. Net orders increased 15% sequentially to $30.8 million for the quarter, with strong bookings posted for both products and EMS services.
    Revenue for the Aerospace & Defense segment increased 8% to $26.0 million from $24.0 million for the prior year period. Revenue for the Test & Measurement segment decreased slightly to $11.5 million in the first quarter compared to $11.6 million for the prior year. Gross profit for the Aerospace & Defense segment increased 65% to $4.0 million from $2.4 million for the prior year period. Gross profit for the Test & Measurement segment increased 6% to $2.7 million from $2.6 million for the same period in 2005.

    Outlook

    Gill added, "Looking forward, our outlook remains unchanged despite the impact associated with the customer issue mentioned earlier. We expect revenue for the second quarter of 2006 to be in the range of $130 to $135 million compared to $126 million for the prior year period, which represents a 5% increase at the midpoint of our guidance. Earnings for the second quarter are forecast to be in the range of $0.10 to $0.12 per diluted share compared to $0.11 per diluted share for the prior year period."
    "Revenue for 2006 is forecast to be in the range of $555 to $565 million compared to $523 million for 2005, which represents a 7% increase in revenue for 2006 at the midpoint of the range. Earnings for 2006 are forecast to be in the range of $0.45 to $0.55 per diluted share compared to $0.29 per diluted share for 2005, which represents a 72% increase for 2006 at the midpoint of the range."
    Gill continued, "We expect 2006 to represent another strong year for cash flow generation, with cash flow from operations expected to be in the range of $50 to $60 million, and free cash flow to be in the range of $30 to $40 million, even after taking into account the additional investment in working capital mentioned earlier. We believe that the continued strength of the Company's cash flow will be an important source of benefit going forward."
    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    Each "forward-looking statement" herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and subsequent SEC filings. Briefly, such risks also include: cost and availability of raw materials such as steel, components, freight, natural gas or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of our costs and margins or our customers' forecasts, financial conditions (including bankruptcies or other restructurings), late payments, low-margin product mix, market shares, changing product requirements or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, cyclical or other downturns, adverse impacts of new technologies or other competitive pressures which erode our margins; cost, efficiency and yield of our operations including capital investments, working capital, scrap rates, cycle times, injuries, self-insured risks, wages, freight, production schedules, overtime costs, expediting costs or scrap rates; failure to make strategic acquisitions or to integrate and improve results of acquired businesses or to identify and adequately insure environmental or other risks in due diligence; inventory valuation risks due to obsolescence, shrinkage, price, overstocking or underbilling; changes in government funded or other customer programs; reliance on major customers or suppliers; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of management or other key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to poor operating or financial results, new business risks, credit ratings, debt covenants, contract claims, insurance conditions or regulatory developments; impairments or write-offs of goodwill or fixed assets; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; completion of the internal control assessment process; costs of compliance with auditing, regulatory or contractual obligations; regulatory actions or sanctions; contract terminations or other disputes or litigation, involving customer, supplier, creditor, stockholder, product liability, environmental or asbestos-related claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.




                        SYPRIS SOLUTIONS, INC.
                         Financial Highlights
               (In thousands, except per share amounts)



                                                  Three Months Ended
                                                        March 31,
                                                 ---------------------

                                                       2006      2005
                                                    --------  --------
                                                        (Unaudited)
Revenue                                            $129,997  $124,241
Net income                                         $    857  $    590
Earnings per common share:
  Basic                                            $   0.05  $   0.03
  Diluted                                          $   0.05  $   0.03
Weighted average shares outstanding:
  Basic                                              18,042    17,964
  Diluted                                            18,289    18,296


                        Sypris Solutions, Inc.
                    Consolidated Income Statements
              (in thousands, except for per share data)



                                                   Three Months Ended
                                                        March 31,
                                                  -------------------

                                                        2006     2005
                                                     -------- --------
                                                        (Unaudited)
Net revenue:
 Industrial Group                                   $ 92,499 $ 88,690
  Aerospace & Defense                                 26,011   23,996
  Test & Measurement                                  11,487   11,555
                                                     -------- --------
 Electronics Group                                    37,498   35,551
                                                     -------- --------
  Total net revenue                                  129,997  124,241

Cost of sales:
 Industrial Group                                     86,550   82,293
  Aerospace & Defense                                 22,056   21,605
  Test & Measurement                                   8,772    8,984
                                                     -------- --------
 Electronics Group                                    30,828   30,589
                                                     -------- --------
  Total cost of sales                                117,378  112,882

Gross profit:
 Industrial Group                                      5,949    6,397
  Aerospace & Defense                                  3,955    2,391
  Test & Measurement                                   2,715    2,571
                                                     -------- --------
 Electronics Group                                     6,670    4,962
                                                     -------- --------
  Total gross profit                                  12,619   11,359
Selling, general and administrative                    9,919    8,553
Research and development                                 334      673
Amortization of intangible assets                        159      138
                                                     -------- --------
  Operating income                                     2,207    1,995
Interest expense, net                                  1,159    1,261
Other income, net                                       (250)    (181)
                                                     -------- --------
  Income before income taxes                           1,298      915
Income tax expense                                       441      325
                                                     -------- --------
  Net income                                        $    857 $    590
                                                     ======== ========
Earnings per common share:
  Basic                                             $   0.05 $   0.03
  Diluted                                           $   0.05 $   0.03

Dividends declared per common share                 $   0.03 $   0.03

Weighted average shares outstanding:
  Basic                                               18,042   17,964
  Diluted                                             18,289   18,296

                        Sypris Solutions, Inc.
                      Consolidated Balance Sheets
                 (in thousands, except for share data)


                                               March 31,  December 31,
                                                  2006      2005
                                                 -------- --------
                                                    (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents                     $ 14,312 $ 12,060
  Accounts receivable, net                        98,396   95,432
  Inventory, net                                  78,533   79,724
  Other current assets                            26,256   26,020
                                                 -------- --------
   Total current assets                          217,497  213,236
Property, plant and equipment, net               173,794  176,719
Goodwill                                          14,277   14,277
Other assets                                      13,350   13,392
                                                 -------- --------
Total assets                                    $418,918 $417,624
                                                 ======== ========

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $ 72,311 $ 76,567
  Accrued liabilities                             30,776   24,904
                                                 -------- --------
   Total current liabilities                     103,087  101,471
Long-term debt                                    80,000   80,000
Other liabilities                                 22,283   22,419
   Total liabilities                             205,370  203,890
Stockholders' equity:
  Preferred stock, par value $0.01 per
   share, 975,150 shares authorized;
   no shares issued                                   --       --
  Series A preferred stock, par value $0.01
   per share, 24,850 shares authorized; no
   shares issued                                      --       --
  Common stock, non-voting, par value $0.01
   per share, 10,000,000 shares
   authorized; no shares issued                       --       --
  Common stock, par value $0.01 per share,
   30,000,000 shares authorized; 18,303,033
   and 18,165,658 shares issued and outstanding
   in 2006 and 2005, respectively                    183      182
  Additional paid-in capital                     142,336  142,111
  Retained earnings                               73,682   73,375
  Accumulated other comprehensive loss            (2,653)  (1,934)
                                                 -------- --------
  Total stockholders' equity                     213,548  213,734
                                                 -------- --------
  Total liabilities and stockholders' equity    $418,918 $417,624
                                                 ======== ========

                       Sypris Solutions, Inc.
                  Consolidated Cash Flow Statements
                           (in thousands)

                                                   Three Months Ended
                                                        March 31,
                                                  --------------------
                                                        2006     2005
                                                      ------- --------
                                                        (Unaudited)
Cash flows from operating activities:
 Net income                                          $   857 $    590
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Depreciation and amortization                       6,819    5,754
   Other noncash items                                   (38)     620
   Changes in operating assets and liabilities:
    Accounts receivable                               (3,167)  (9,555)
    Inventory                                            938   (1,904)
    Other current assets                                (236)   4,176
    Accounts payable                                  (4,145)  21,045
    Accrued liabilities                                6,131    1,133
                                                      ------- --------
      Net cash provided by operating activities        7,159   21,859
Cash flows from investing activities:
 Capital expenditures                                 (3,862) (14,627)
 Proceeds from sale of assets                             10       29
 Changes in nonoperating assets and liabilities         (650)    (128)
                                                      ------- --------
      Net cash used in investing activities           (4,502) (14,726)

Cash flows from financing activities:
 Net change in debt under revolving credit
  agreements                                              --   (5,000)
 Cash dividends paid                                    (545)    (538)
 Proceeds from issuance of common stock                  140      820
                                                      ------- --------
      Net cash used in financing activities             (405)  (4,718)
                                                      ------- --------
Net increase in cash and cash equivalents              2,252    2,415
Cash and cash equivalents at beginning of period      12,060   14,060
                                                      ------- --------
Cash and cash equivalents at end of period           $14,312 $ 16,475
                                                      ======= ========




    CONTACT: Sypris Solutions, Inc.
             T. Scott Hatton, 502-329-2000